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                                                                      EXHIBIT 4

                            SECURED PROMISSORY NOTE

$21,650,000.00                                      Bloomfield Hills, Michigan
                                                               December 23, 1997

     For Value Received, the undersigned, NEWCOR, INC., a Delaware corporation ("Maker") , promises to pay to the order of NORTH LAKES MANUFACTURING, INC. (formerly known as Machine Tool and Gear, Inc.), a Michigan corporation ("Holder"), at the office of Holder at 1021 North Shiawassee, Corunna, Michigan 48817, or at such other place as the holder of this Note may from time to time designate in writing, in lawful money of the United States of America, the principal sum of TWENTY ONE MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($21,650,000.00), plus accrued interest on the unpaid balance from the date of this Note until paid at the rate of eight percent (8%) per annum, on or before May 23, 1998, but not later than the "Financing Date" (as defined in the Asset Purchase Agreement dated as of October 1, 1997, as amended, pursuant to which this Note is made; provided, a payment of principal of at least FIVE MILLION DOLLARS ($5,000,000.00) shall be paid on or before April 15, 1998; and, provided further, Maker shall extinguish payment of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00) of the principal balance evidenced by this Note upon payment thereof to the escrow agent under that certain Holdback Escrow Agreement of even date herewith between Maker, as the "Buyer", Payee, as the "Seller", and the escrow agent; and, provided, further, that this Note is made pursuant to an Asset Purchase Agreement dated as of October 1, 1997, as amended, pursuant to which Maker has certain rights of offset as more particularly provided therein. Interest shall be calculated for the actual number of days the principal is outstanding on the basis of a 365-day year. All payments shall be applied first to the payment of interest and then in reduction of the outstanding principal balance; provided, a payment of principal of at least FIVE MILLION DOLLARS ($5,000,000.00) shall be paid on or before April 15, 1998; and, provided further, Maker shall extinguish payment of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00) of the principal balance evidenced by this Note upon payment thereof to the escrow agent under that certain Holdback Escrow Agreement of even date herewith between Maker, as the "Buyer", Payee, as the "Seller", and the escrow agent.

     In no contingency or event whatsoever shall the interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court or competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Holder has received interest hereunder in excess of the highest rate applicable hereto, such amount shall be applied by Holder in reduction of the principal sum.

     This Note and other indebtedness and liabilities of Maker (or any of them) to Holder is secured by that certain Security






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Agreement (Accounts, Chattel Paper, Inventory and Equipment) of even date herewith (the "Security Agreement") , and that certain Mortgage of even date herewith (the "Mortgage") , and all of the terms, covenants, and conditions thereof and all other instruments evidencing and/or securing the indebtedness evidenced by this Note (collectively, the "Loan Documents"), and the Security Agreement, the Mortgage and all other Loan Documents are hereby made a part of this Note and are deemed incorporated herein in full. The occurrence of an event of default herein or in the Security Agreement, the Mortgage or any of the Loan Documents shall entitle Holder to accelerate the entire indebtedness evidenced by this Note and take such other action as may be provided for in the Loan Documents and applicable law.

     If this Note is signed by two or more parties (whether by all as makers or by one or more as an accommodation party or otherwise), the obligations and undertakings under this Note shall be that of all and any two or more jointly and also of each severally. This Note shall bind Maker, and Maker's successors and assigns, including, without limitation, a receiver, trustee or debtor in possession of or for Maker.

     Maker waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices and agrees that no extension or indulgence to Maker (or any of them) or release, substitution or nonenforcement of any security, or release or substitution of any Maker, any guarantor or any other party, whether with or without notice, shall affect the obligations of any Maker.

                          NEWCOR, INC., a Delaware corporation

                          By:  /s/ W. John Weinhardt
                               --------------------------------------
                               Name:    W. John Weinhardt
                               Title:   President



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